Exhibit 48

SCHEDULE

to the Master Agreement

dated as of 19th July 2005

between

CALYON (“Party A”)

and

SEMILION ENTERPRISES, Inc. (“Party B”)

Part 1. Termination Provisions.

(a)	“Specified Entity”: For the purposes of Sections 5(a)(v), 5(a)(vi), 5(a)(vii), 5 (b)(iv) and 5(b)(v).

means in relation to Party A: None.

means in relation to Party B: None.

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and Party B.

“Specified Indebtedness” will have the meaning specified in Section 14; provided, however, with respect to Party A, Specified Indebtedness shall not include deposits received in the ordinary course of Party A’s business.

“Threshold Amount” means 15,000,000 U.S. Dollars (or the equivalent thereof in any other currency, currencies or composite currency or currencies).

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and Party B.

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will apply to Party B.

(f)	Payments on Early Termination. For the purpose of this Agreement:

(i) Market Quotation will apply; and

(ii) The Second Method will apply.

(g)	“Termination Currency” means (i) if there is a Defaulting Party or only one Affected Party, a freely available currency applicable to at least one Terminated Transaction, as selected by the other party; or (ii) if there are two Affected Parties, a freely available currency applicable to at least one Terminated Transaction as agreed by the parties, or, if no such agreement is reached within two Business Days of an Early Termination Date, U.S. Dollars.

For purposes of this subsection (g), “Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Paris, France and Hong Kong.

Part 2. Tax Representations.

(a)	Payer Representations. For purposes of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Party A Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A makes the representations specified below: None.

(c)	Party B Payee Representations. For the purpose of Section 3(f) of this Agreement, Party B makes the representations specified below: None.

Part 3. Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered: any document described in Section 4(a)(iii),

(b)	Other documents to be delivered:

(i) by Party B to Party A on the dates hereinbelow set forth:

(A)	certified copies of all corporate authorizations or any other documents with respect to the execution, delivery and performance of this Agreement reasonably requested by Party A and each Confirmation, together with a certificate of authority and specimen signatures of the persons executing this Agreement and any Confirmation upon execution and delivery of this Agreement;

(B)	a copy of the most recently available Credit Support Provider’s Annual Report, containing audited financial statements for its most recently ended fiscal year, certified by its independent public accountants as fairly presenting its financial condition and results of operations for and as at the close of such fiscal year, promptly upon request of Party A,

(C)	a copy of most recently available unaudited Credit Support Provider’s financial statements for its most recently ended half year, certified by an Officer as fairly presenting its financial condition and results of operations for and as at the close of such half year, promptly upon request from Party A,

(D)	such other information respecting Party B’s condition or operations, financial or otherwise, as Party A may reasonably request from time to time, promptly upon request;

(ii) by Party A to Party B on the dates hereinbelow set forth:

(A)	copies of the relevant pages of Party A’s signature book or other satisfactory documentation evidencing the incumbency and specimen signatures of the officers of Party A executing this Agreement and, in connection with a Confirmation, such Confirmation, upon execution and delivery of this Agreement and, in connection with a Confirmation, promptly upon request of Party B.

(B)	a copy of Party A’s most recently available Annual Report containing consolidated financial statements for its most recently ended fiscal year certified by its independent public accountants as fairly presenting the financial condition of Party A and its consolidated subsidiaries as at the close of such fiscal year, promptly upon request of Party B; and

(C)	such other information respecting Party A’s condition or operations, financial or otherwise, as Party B may reasonably request from time to time, promptly upon request by Party B.

The documents referred to in this Part 3(b) are covered by the representations set forth in Section 3(d).

Part 4. Miscellaneous.

a)	Unless specified in a Confirmation in relation to the relevant Transaction, the addresses for all notices and communication for the purpose of Section 12 (a) of this Agreement shall be as follows:

Addresses for notices or communication with respect to Party A:

In relation to an Event of Default or an Early termination pursuant to Sections 5 and 6:

Address:	CALYON
9 Quai du Président Paul Doumer
92920 Paris la Défense Cedex – France
Attention:	Capita] Markets Legal Department
Facsimile:	33 1 41 89 64 79
Telephone:	33 1 41 89 90 69

In relation to confirming the terms and conditions of a Transaction, unless otherwise specified in the relevant confirmation:

Paris Office		London Office
9, Quai du President Paul Doumer		Broadwalk House
92920 Paris La Defense Cedex		5 Appold Street
France		London EC2A 2DA
Telex:	669600F	England
Answerback:	INSUX	For the purposes of Confirmations is respect of commodity
Transactions:
Attention:	Catherine Ali-Moussa	Attention:	Swaps Back Office
Vanilla Derivatives		Telex no:	8950831 CLRG
Facsimile:	33 1 41 89 39 16	Fasimile no:	+44 20 7214 6557
Telephone:	33 1 41 89 64 09	Telephone no:	+44 20 7214 6938
SWIFT: CRLRGB2L
Attention:	Delphine Trigueros	For the purposes of Confirmations in respect of other Transactions:
	Manager Exotic Derivatives	Attention:	Head of Derivatives, Back Office
Facsimile :	33 1 42 95 01 81	Facsimile no:	+44 20 7214 6825
Telephone:	33 1 42 95 71 31	Telephone no:	+44 20 7214 5192
SWIFT: CRLYGB2L
For all other notices or communications:
		Attention:	Legal Department
		Facsimile no:	+44 20 7214 7007
		Telephone no:	+44 20 7214 6433

Hong Kong Office		NewYork Office

26th, 27th, & 30th Floors		1301 Avenue of the Americas
Two Pacific Place – 88 Queensway		NewYork, NY10019
Hong Kong		USA
Tel: +(852) 2826 7308		Telex:	62410
Facsimile: +(852) 2826 7495		Answerback:	CREDW
Attn: Manager, Capital Markets Operations		Facsimile:	+212 459 3167
Attn: Manager, Capital Markets

Party B:

SEMILION ENTERPRISES, Inc.

C/o 24/F

Two Exchange Square

8 Connaught Place

Central, HONG KONG

Fax: +852 2810 4313

Attention: The Directors.

(b)	Process Agent. For purposes of Section 13(c) of this Agreement:

Party A appoints as its Process Agent its London Branch at Broadwalk – 5 Appold Street – LONDON EC2A 2DA.

Party B appoints as its Process Agent in England: Hackwood Secretaries Iimited – 1 Silk Street – LONDON EC2Y 8HQ

(c)	Offices. The provisions of Section 10(a) of this Agreement will apply with respect to all Offices specified in Part 4(d) of this Schedule.

(d)	Multibranch Party. For the purposes of Section 10(c) of this Agreement:

Party A is a Multibranch Party and may act through its Paris (Head Office), London, New York, Hong Kong, Offices.

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(f)	Credit Support Document.

Party A: None.

Party B: First Demand Guarantee

(g)	Credit Support Provider.

Party A: None.

Party B: FIRST PACIFIC COMPANY LIMITED.

(h)	Governing Law. This Agreement will be governed by and construed in accordance with English law.

(i)	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement, save that for the purposes of Section 3(c), each party hereto shall be deemed to have no Affiliates other than its respective Credit Support Provider, if any.

Part 5. Other Provisions.

(a)	Definitions. This Agreement incorporates the 2000 Definitions and the Annex thereto as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Each Transaction is subject to the Definitions and the Euro Definitions except as specified in the Confirmation relating to such Transaction, In the event of any inconsistency between the provisions of this Agreement and the Definitions, the provisions of this Agreement shall prevail. In the event of any inconsistency between the provisions of any Confirmation and this Agreement, such Conformation will prevail for the purposes of the relevant Transaction.

(b)	Confirmations. Except as otherwise specified herein, each Confirmation shall be substantially in the form of Exhibit I or II to the Definitions, or in such other form as the parties may agree.

(c)	Representations. Section 3 of the Agreement is hereby further modified by inserting the following subsection at the end thereof:

(1)	Relationship between Parties:

(unless a written agreement between the parties expressly imposes affirmative obligations to the contrary with respect to a Transaction):

(i) Non-Reliance. It is acting for its own account, and it has made its own independent decision to enter into that Transaction, and as to whether that Transaction is appropriate or proper for it in reliance upon its own judgment and/or upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction (for the avoidance of doubt, any information and explanation related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into such Transaction). It has not received from the other party any assurance or guarantee as to the results which may be expected from concluding such Transaction.

(ii) Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or with the assistance of independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the risks of such Transaction.

(iii) Status of Parties. It is not acting in a fiduciary capacity or as an advisor to the other party in respect of such Transaction.

(iv) No Agency. It is entering into this Agreement and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

(d)	Agreements.

Set Off. Any amount (the “Early Termination Amount”) payable to one party (the “Payee”) by the other party (the “Payer”) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party (“X”) other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer, irrespective of the currency, place of payment or booking office of the obligation, under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this part 5(d).

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

This Part 5(d) shall be without prejudice and in addition to any rights of set-off, combination of accounts, lien or other right to which a party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e)	Consent to Recording. Each party (i) consents to the recording of telephone conversations of trading and marketing personnel of the parties in connection with this Agreement and any Transaction hereunder, and to the submission of such recordings in evidence in any proceedings; and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel.

(f)	Payments.

(i) Currency Payments in Trust. If the parties are each required to make payments in respect of a Transaction under Section 2(a) on the same day but in different currencies, the party that first receives the payment due to it shall hold an amount equal thereto in trust (with the right to commingle that amount with its general funds) for the benefit of the other party until that other party receives the corresponding payment due to such other party.

(ii) Escrow. If payments due from each party to the other on the same date (the “Escrow Payment Date”) cannot be made simultaneously due to time zone differences, either party (the “Appointing Party”) may, at its sole discretion, appoint an escrow agent (the “Escrow Agent”) with respect to such payments. The Appointing Party shall promptly notify the other party of (i) the date and amount of the payments to be made into escrow; and (ii) the name of the Escrow Agent. The Escrow Agent shall be a commercial bank which (i) is not an Affiliate of either party; and (ii) has a tangible net worth of USD 1,000,000,000. The cost of the Escrow Agent shall be paid by the Appointing Party.

By 2:00 p.m (local time where the Escrow Agent is located) on the Escrow Payment Date, each party shall deposit with the Escrow Agent (i) its payment; and (ii) irrevocable payment instructions the Escrow Agent to release such payment to the other party upon receipt by the Escrow Agent of the corresponding payment. If a corresponding payment is not received by the Escrow Agent, the originally deposited payment shall be returned to the party that paid it into escrow by 5:00 p.m. local time on such Escrow Payment Date (“Refund Deadline”).

The Appointing Party shall cause the Escrow Agent to agree that interest shall accrue on all deposits not returned in accordance with the terms of the preceding paragraph at the rate then offered by the Escrow Agent for overnight deposits, from the Refund Deadline until returned by the Escrow Agent.

(iii) Payment Deferral. If a payment required by Section 2(a) in respect of a Transaction (each, a “Payment”) is scheduled to be made by Party A on a day which is not a Payment Date for both parties in respect of such Transaction and if, in the reasonable opinion of Party A, there has been a material adverse change in the financial condition of Party B which could impair Party B’s ability to make the next Payment, then Party A may notify Party B that Party A’s Payment will be deferred until the next Payment Date in respect of Party B’s next Payment (or, if earlier, on the Early Termination Date for such Transaction).

Any such notice shall automatically defer the Payment Date as provided above (notwithstanding anything to the contrary in the relevant Confirmation), and any such Payment so deferred, together with interest thereon, at a rate equal to the Default Rate less 1% for the deferral period (from and including the first day, to but excluding the last day of that period) shall, be paid on the next Party B Payment Date (on the terms and subject to the conditions set forth in this Agreement) or if deferred to an Early Termination Date, be treated as Unpaid Amounts due to Party B; provided, however, that for the purposes of Section 6(d)(ii) of this Agreement, such Unpaid Amounts shall accrue interest at a rate equal to the Default Rate less 1% per annum for the period (if any) from the Early Termination Date to (but excluding) the date paid.

(g)	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the Validity or enforceability of such provision in any other jurisdiction. The parties shall endeavour in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

(h)	Transfer. Notwithstanding the terms of Section 7 of this Agreement, Party A may assign its rights and obligations under this Agreement to any of its majority-owned subsidiaries, provided that Party A remains liable on the obligations of such subsidiary pursuant to a Credit Support Document reasonably satisfactory to Party B. Upon such assignment Party A shall be fully released from any and all obligations to Party B other than pursuant to such Credit Support Document.

(i)	Third Party right. A person who is not a party to this agreement has no right under the contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(j)	Transaction. For the avoidance of doubt, and except as otherwise agreed in writing between the parties, this Agreement shall not apply in respect of transactions made between the parties other than for the purposes set out in the “Confirmation of a Physically-Settled Share Swap Transaction” between Party A and Party B to be signed and such transactions shall not constitute “Transactions” for the purposes of this Agreement.

Part 6. Equity Transactions.

2002 Equity Derivatives Definitions. Unless otherwise specifically provided for in a Confirmation relating to a Transaction involving equity derivatives to the contrary, the definitions and provisions contained in the 2002 Equity Derivatives Definitions (the “Equity Definitions”) as published by ISDA are incorporated by reference in such Confirmation and herein with respect to that Transaction. In the event of any inconsistency between the terms hereof and the Equity Definitions, the Equity Definitions shall prevail.

CALYON		SEMILION ENTERPRISES, Inc.

/s/ Olivier Coupard		/s/ Joseph H.P. Ng
Name:	Olivier Coupard	Name:	Joseph H.P. Ng
Title:	Service Juridique de la	Title:	Director & Authorized Signatory
Date:	Direction dee Marchés de Capitaux	Date:

/s/ Sandra LE SOMMER		/s/ Tze Hang LIN
Name:	Sandra LE SOMMER	Name:	Tze Hang LIN
Title:	Capital Markets	Title:	Authorized Signatory
Date:	Legal Department	Date: